ENERGYTEC ANNOUNCES CLOSING PROCESS UNDER WAY
FOR WYOMING THERMAL PROJECT SALE

DALLAS, Texas, December 29, 2006–Energytec, Inc. (OTC: EYTC) announced today that the closing process is under way for completion of the sale of its Wyoming Thermal Recovery. Project. As of the close of business on Wednesday, December 27, 2006, Finergytec was prepared to tender 97.13% of the working interests and 8.625% of the overriding royalty. Accordingly, on December 28, 2006, conveyances for both the working interests and overriding royalties were submitted to Big Horn Oil, LLC, the purchaser, for verification and filing, after which the sale proceeds will be distributed. A subsequent closing on Wednesday, January 3, 2007, will tender any additional working interests and overriding royalty interests sent in by December 29, 2006.

Any interest holder who wishes to participate in the transaction and has not tendered his or her Affirmation and Release Agreement must send it in to Big Horn Oil by mail or overnight delivery no later than December 29, 2006. Agreements sent by mail must be post-marked December 29, 2006, and Agreements sent by overnight delivery service must be accepted and entered for tracking by the delivery service on December 29, 2006.

If you arc a working interest holder and elect not to participate in the sale by sending in your Affirmation and Release Agreement on December 29, 2006, Big Horn Oil may, but has no obligation to, purchase your interest at a later date and you will continue as a working interest owner, which means you are entitled to participate in future net revenue from the Wyoming, Project, if any, and you are obligated to pay your share of all exploration and development costs for the project.

Energytec, Inc. submitted its 44% working interest as part of the 97.13% of the working interests to initiate the closing process. Energytec owns no overriding royalty interests but will receive up to $20,000,000 for its substantial technical data, files and records based upon the final total of working interests tendered, Energytec expects to be paid in full by Big Horn Oil, II(' upon completion of the verification and filing process on or about January 15, 2007. All conveyances made in the closing process are subject to full and complete payment upon the acceptance of the tendered interests by Big Horn Oil, LLC.

The sale involved over 42,000 acres on more than three dozen leases, federal and private. Holders of any non-tendered working interests and overriding royalty interests who elect not to participate in the transaction will be contacted by Big Horn Oil, LLC with further information regarding those interests. All conveyances of working interests and overriding royalties involving federal leases must also be submitted to the Bureau of Land Management (BIN) for approval as part of the closing process.

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ABOUT ENERGYTEC

Energytec, Inc. is an independent oil and gas company based in Dallas, Texas principally engaged in acquisition and development of mature fields. Its operations are focused primarily in four areas of Texas (Northeast, East, Central and South Central) and secondarily in Wyoming in the Big Horn Oil Held. For further information, call Energytec at 972-789-5136 or email the Company at energytec@energytec.com. The Company also maintains a website, www.newenergytec.com, which contains, among other items, pertinent corporate information and links to filings with the SEC.

The statements included in this document concerning Management's plans and objectives, including those related to the completion of the closing process, verification and filing of conveyances and distribution of proceeds constitute forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors which could cause or contribute to such differences include, but are not linter] to, the ability of the purchaser to verify and file conveyances, unexpected developments in the verification and filing of such Conveyances, the ability of the purchaser to prepare and disburse proceeds on or before January 15, 2007, total conveyance of working interest affecting the final calculation of the $20,000,000 to be received for the purchase of technical data, files and records, and the prerogative of the buyer to contact holders of non-tendered working interests and overriding royalty interests who elect not to participate In the transaction. Accordingly no assurance can be given that events or results mentioned in any such forward-looking statements will in fact occur,